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                                                                      EXHIBIT 23

             CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement Nos. 333-110306 and 333-126606 of QLT Inc. on Form S-3 and Registration Statement Nos. 333-2488, 333-12422, 333-100070 and 333-120657 of QLT Inc. on Form S-8 of
our reports dated February 26, 2007, relating to the financial statements and financial statement schedule (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R) - "Share-Based Payment") of QLT Inc. and management's report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of QLT Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants

Vancouver, Canada
February 28, 2007